Exhibit 99.1

Contact:
Investors:	Media:
Risa Fisher	Kate Hahn
rfisher@webmd.net	khahn@webmd.net
212-624-3817	212-624-3760

WebMD Provides Preliminary Second Quarter Results

and Updates Financial Guidance for 2012

New York, NY (July 24, 2012) - WebMD Health Corp. (NASDAQ: WBMD), the leading source of health information, today announced preliminary financial results for the three months ended June 30, 2012 and updated financial guidance for 2012.

Preliminary Results for the Three Months Ended June 30, 2012

WebMD expects that its second quarter revenue, Adjusted EBITDA and net loss will be in line with previously stated financial guidance for the quarter.

•	Revenue for the second quarter is expected to be approximately $112 million. Prior financial guidance for the quarter was $110 million to $115 million.

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Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) for the second quarter is expected to be approximately $14 million, or 12.5% of revenue. Prior financial guidance for the quarter was 10% to 12% of revenue.

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Loss from continuing operations for the second quarter is expected to be approximately $(6.3) million, or $(0.13) per diluted share, or 5.6% of revenue. Prior financial guidance for the quarter was 4% to 6% of revenue.

•	Net loss for the second quarter is expected to be approximately $(5.8) million or $(0.12) per diluted share.

This information is preliminary. WebMD is completing its normal closing process and, as previously announced, will provide second quarter financial results on July 31, 2012 and host a conference call to discuss those results at 4:45 PM, Eastern time, on that day.

Balance Sheet Highlights

As of June 30, 2012, WebMD had $964 million in cash and cash equivalents and $800 million in aggregate principal amount of convertible notes outstanding. During the second quarter, the Company utilized $150 million of cash to purchase 5.8 million shares of its common stock in a tender offer. Additionally, during the quarter, the Company utilized $22.8 million of cash to purchase approximately 1 million shares of its common stock under its buyback program. The Company has approximately $66 million remaining in its authorized buyback program.

Traffic Highlights

Traffic to the WebMD Health Network during the second quarter continued to grow, reaching an average of 106.9 million unique users per month and 2.50 billion page views for the quarter, increases of 29% and 25%, respectively, from the prior year period. The prior year comparisons exclude traffic from WebMD’s former affiliate partner sites, which were phased out at the end of 2011.

Updated 2012 Financial Guidance

Based on current visibility into the second half of this year, WebMD has updated its financial guidance for 2012 and expects the following:

•	Revenue of $455 million to $480 million;

•	Adjusted EBITDA of $60 million to $75 million; and

•	Loss from continuing operations of $(12.4) million to $(23.4) million.

WebMD’s prior financial guidance for 2012, as last disseminated on May 1, 2012, was:

•	Revenue of $500 million to $535 million;

•	Adjusted EBITDA of $100 million to $125 million; and

•	Net income of $2.8 million to $19.9 million.

For the third quarter of 2012, WebMD expects:

•	Revenue of $115 to $120 million;

•	Adjusted EBITDA is expected to be approximately 13% to 15% of revenue; and

•	Loss from continuing operations is expected to be approximately 3% to 5% of revenue.

The Company adjusted its financial guidance after its review of actual sales for the second quarter and its sales expectations and related revenue contribution for the third and fourth quarters of 2012. The updated guidance assumes lower sales commitments and related revenue for the balance of 2012 than was previously anticipated. The Company anticipates that many of its customers will reevaluate expenditures in various areas, including marketing expenditures across their entire product portfolios, as they deal with both the ongoing and anticipated impact of patent expirations across their businesses as well as greater than expected delays in new product launches as a result of unanticipated delays in FDA approvals.

Cavan M. Redmond, Chief Executive Officer of WebMD, said: “As shown by the usage of the WebMD Health Network in the June quarter, WebMD continues to be the most trusted and credible brand of healthcare information today and is truly at the crossroads of patient, physician and consumer engagement. My immediate focus has been to review the business and to prioritize the steps necessary to meet our clients’ needs. Of equal importance, I am reevaluating the company’s infrastructure across-the-board to drive operational improvements and cost efficiencies. The challenges are clear. However, I believe the opportunities are considerable and I look forward to leading the organization in our efforts to realize them.”

A schedule outlining WebMD’s updated 2012 financial guidance is attached to this press release.

Annual Meeting of Stockholders

As previously announced, a live audio webcast of the Annual Meeting of Stockholders of WebMD will be available over the Internet beginning at 9:30 A.M., Eastern time, today. To listen to the audio webcast of the meeting, investors can go to www.wbmd.com (in the Investor Relations section) at that time. A replay of the audio webcast will be available at the same web address.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, emedicineHealth, RxList, theheart.org and Medscape Education.

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All statements contained in this press release and the related presentation at the Annual Meeting of WebMD, other than statements of historical fact, are forward-looking statements, including those regarding: our preliminary second quarter results (which reflect what WebMD currently expects to report and are subject to adjustment); guidance on our future financial results and other projections or measures of our future performance; market opportunities and our ability to capitalize on them; and the benefits expected from new or updated products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our relationships with customers and other factors affecting their use of our products and services, including regulatory matters affecting their products; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.

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WebMD®, Medscape®, eMedicine®, MedicineNet®, RxList®, Subimo®, Medsite®, Summex® and Medscape® Mobile are trademarks of WebMD Health Corp. or its subsidiaries.

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